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                      October 4, 2022

       Gil Benyamini
       Chief Financial Officer
       Gilat Satellite Networks LTD
       Gilat House
       21 Yegia Kapayim Street
       Kiryat Arye, Petah Tikva, 4913020 Israel

                                                        Re: Gilat Satellite
Networks LTD
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2021
                                                            Filed May 16, 2022
                                                            File No. 000-21218

       Dear Gil Benyamini:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing